EMPLOYMENT AGREEMENT



         AGREEMENT made as of March 16, 1998 between THE PRIMA GROUP INTERNATIONAL, INC. ("Employer") and JAMES R. CURRIER, SR. ("Employee").


                                   WITNESSETH:

         WHEREAS, the parties hereto desire to provide for the Employee's employment by Employer.

         NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties agree as follows:

1.       Employment.

         Employer agrees to employ the Employee and the Employee agrees to enter into the employ of Employer on the terms and conditions hereafter set forth.

2.       Capacity and Duties.


         The Employee shall be employed as President and Chief Executive Officer of Employer and shall perform such duties and have such responsibilities as normally attributed to a president and chief executive officer of a Delaware corporation. The Employee shall perform his responsibilities in accordance with the direction and supervision of the Board of Directors of Employer, and he shall devote such time, skill, energies, business judgment, knowledge and best efforts to the business of Employer and the performance of such executive, administrative and operational duties on behalf of Employer and its affiliates, appropriate to the offices he holds or shall hold hereunder, as the Board of Directors of Employer may request. The requirement that the Employee devote his time to the business of Employer shall not preclude him from undertaking other business and personal activities that do not, singly or in the aggregate, materially impair his ability to fulfill his responsibilities under this Agreement. Employer specifically acknowledges that Employee will continue to provide consulting services on a part-time basis and that, from time to time, this may create a conflict of interest. Employee agrees to offer Employer the opportunity to take advantage of any business opportunities which arise from Employee's consulting services.


3.       Term.


         The term of the Employee's employment hereunder shall be for the a period of three (3) years, commencing on April 1, 1998, and ending on March 31, 2001, unless such term is terminated earlier by or pursuant to Section 8. In addition, the term of Employee's employment shall commence only after Employer is declared effective in the registration of it's securities by the United States Securities and Exchange Commission, and the Employee has received confirmation that a director and officer liability policy satisfactory to Employee is in full force and effect and that said policy covers Employee. The term of employment shall be automatically renewed for successive one-year terms, unless written notice of non-renewal is given by either party not less than ninety (90) days prior to the end of the initial three-year, or the then current one-year, term.

4.       Compensation.

         (a) Salary. Employer shall pay or cause to be paid to the Employee a salary of TWO HUNDRED FIFTY THOUSAND DOLLARS ($250,000) per year, payable in equal semi-monthly installments (the "Base Salary"). The Base Salary shall be increased each year on the anniversary of the effective date of this Agreement in line with increases in the cost of living for the immediately preceding twelve (12) months. However, in no event shall such increase be less than the percentage increase in the "Consumer Price Index - United States Average for the Urban Wage Earners and Clerical Workers - All Items", as published by the United States Department of Labor (Bureau of Labor Statistics) for the immediately preceding twelve (12) months. In addition, Base Salary shall be reviewed prior to each anniversary date of this Agreement by the Board of Directors of Employer.

         (b) Bonus. For each fiscal year during the term of this Agreement, beginning with the fiscal year ending December 31, 1998, Employee shall receive a bonus payable at the discretion of the Board of Directors, or any committee thereof, based upon operational, financial and stock market performance of Employer.

         (c)      Non-Competition Payments.


                           (i) As consideration for the covenants of Employee in
                  section 9 for the period of the initial term of this Agreement, Employer shall pay to Employee within five (5) business days of the consummation of Employer's initial public offering ("IPO"), the sum of THREE HUNDRED THOUSAND DOLLARS ($300,000). The non-vested portions of this payment shall be subject to forfeiture if Employee voluntarily terminates this Agreement prior to the expiration of the initial term. One-third of the payment will vest on the effectiveness of the term of this Agreement. The remaining one-third portions of the payment will vest on the first and second anniversaries of the effectiveness of this Agreement, respectively.

                           (ii) As consideration for extending the covenants of
                  Employee in Section 9 for an additional five-year period, Employer shall pay to Employee on March 31 of 1999 and each anniversary thereafter until March 31, 2006, the sum of One Hundred Thirty-Five Thousand Dollars ($135,000). These payments will be subject to forfeiture if Employee voluntarily terminates this Agreement prior to the due date of future payments.


5. Expenses. Employer shall reimburse Employee, to the extent not otherwise paid for by Employer or one of its affiliates, for reasonable and necessary out-of-pocket expenses, including, without limitation, entertainment, travel and similar expenses incurred by him in performing the duties set forth in Section 2 hereof. Employee shall present an itemized account of such expenses, supported by such documentation as is required under the Internal Revenue Code of 1986, as amended, to support the deductibility of such expenses for federal income tax purposes.

6.       Benefits and Vacations.


         (a) Stock Option Plan. Employer shall establish a Stock Incentive Plan for key employees and directors of Employer and its subsidiaries in the form of EXHIBIT "A". Upon the effective date of the IPO, Employee shall receive options to acquire TWO HUNDRED THOUSAND (200,000) shares of Employer's Common Stock. Options to purchase 100,000 shares of Employer's Common Stock shall be exercisable on the first anniversary date of the IPO and shall have an exercise price of 115% of the public offering price of the IPO. The options to purchase the remaining 100,000 shares of Employer's Common Stock shall be exercisable in three (3) installments of 30,000, 30,000 and 40,000 shares on the first, second and third anniversaries of the effective date of the IPO, respectively. The exercise price for the installments shall be 120%, 130%, and 140%, respectively of the public offering price of the IPO. The options shall have a term of ten years (five years if Employee is a ten percent (10%) shareholder and the option is an incentive stock option as defined under Section 422 of the Internal Revenue Code) and shall survive termination or expiration of this Agreement. If this Agreement is terminated for cause as defined herein, then the options will be exercisable for a period of six months after termination. If Employee leaves the employment by Employer for reasons other than termination for cause, then the options shall remain exercisable during their full term.


         (b)      Insurance.

                           (i) Major Medical, Health and Dental. Employer shall
                  provide group coverage for Employee, and such dependents as Employee shall select, with respect to major medical, health and dental expenses. Employer shall pay one hundred percent (100%) of premiums with respect to such coverage.

                           (ii) Disability. Employer shall provide group
                  disability, accidental death and dismemberment, and life insurance coverage for Employee, with Employer paying one hundred percent (100%) of the related premiums.

                           (iii) Additional Term Insurance. Employee shall be
                  provided additional term life insurance in the principal amount of $1,000,000, payable to such beneficiaries as selected by Employee. At the termination of this Agreement, Employee shall be given the right to assume the policy and pay the premiums due thereunder.

         (c) Automobile Allowance. Employee shall receive an automobile allowance of $1,500 per month during the term of this Agreement.

         (d) Vacation. The Employee shall be entitled to six (6) weeks annual paid vacation during each year of this Agreement. Employee shall also be entitled to the same paid holidays, sick and personal time as are available to all other employees in accordance with the policies of Employer.

         (e) Withholding. The Employee acknowledges that certain payments provided for herein are subject to withholding and other taxes.

7.       Indemnification.

         (a) Notwithstanding the termination of Employee's employment under
Section 8 of this Agreement, it is confirmed that, with respect to all periods during which Employee shall be employed by Employer, (i) Employer shall indemnify and reimburse expenses to the fullest extent permitted by the indemnification and reimbursement provisions of Employer's Certificate of Incorporation and By-Laws in effect as of the date of this Agreement, provided that such coverage is not prohibited under the provisions of the applicable General Corporation Law; and (ii) Employer shall use its best efforts to maintain in effect it's Directors' and Officers' Indemnification Insurance policies (under which Employee shall be deemed an "insured" to the fullest extent provided in such policy) and to purchase substitute policies in form and content substantially similar to those presently in force during all periods under which Employee may remain liable under any applicable statute of limitations. Upon request, Employer shall promptly provide Employee with copies of all such policies and any notice of cancellation of them.

         (b) In addition to the foregoing, as authorized by the Employer's Certificate of Incorporation and By-Laws in effect as of the date of this Agreement, the Employer further agrees, to the extent not prohibited by the applicable General Corporation Law, to defend Employee by legal counsel reasonably acceptable to Employee in any threatened or pending action, suit or proceeding as to which Employee may be entitled to indemnification under this Agreement. In this regard, payment in advance by the Employer of all expenses incurred or to be incurred by Employee in defending or investigating each and every such action, suit or proceeding which has been instituted and is pending on the date of this Agreement or which shall subsequently be instituted is authorized by the Board of Directors of the Employer, and Employee agrees to repay such advanced amounts in the event it is ultimately determined that Employee is not entitled to be indemnified by the Employer as authorized under its Certificate of Incorporation and By-Laws, and the applicable General Corporation Law. As regards any decision to advance expenses as to any action, suit or proceeding not already referred to in this subparagraph, Employee will be given the same consideration in the reaching of any such decision as shall be given to any person who is a director or officer of Employer at the time of such decision.

         (c) Employer further agrees to notify Employee of all threatened or pending actions, suits, or other proceedings by or against Employer to which Employee is named a party, and to filed in connection with it, and shall otherwise keep Employee reasonably informed of the status of such actions and any offers of settlement.

         (d) Employee agrees to notify Employer of all threatened or pending actions, suits, or other proceedings against Employee in any capacity as an employee of Employer.

8.       Termination.

         Notwithstanding Section 3, the term of the Employee's employment hereunder shall terminate on the earliest of the (i) termination date provided for under Section 3 or (ii) under any of the paragraphs of this Section 8.


         (a) Death. In the event of the Employee's death, the Employee's employment shall terminate automatically, effective as of the date of death, and Employer shall pay to his estate the Base Salary amount in effect for that year for a period of one year after his death. In addition, Employer shall pay to Employee's estate any other amounts that otherwise would have been paid to the Employee pursuant to Section 4 for the year after his death.


         (b) Disability. If the Employee, due to physical or mental illness, shall be disabled to perform the essential functions of his employment hereunder, with or without reasonable accommodation, (a "disability"), then either the Employee or Employer may by notice terminate the Employee's employment under this Agreement effective as of a date 30 days after the date such notice is given. Employee shall continue to receive all compensation payable under Section 4 for a period of six (6) months after the date such notice is given; provided, however, that it shall be reduced by the amount of any disability or similar benefits to which he is entitled, notwithstanding anything contained elsewhere in this Agreement to the contrary.

          (c) By Employer for Cause. The Employee's employment may be terminated effective immediately by Employer for "cause" by notice of termination to the Employee. "Cause" for such termination shall be limited to convictions of a felony, malfeasance in office or a material breach by the Employee of the covenants contained in this Agreement (as determined by a majority vote of the Employers Board of Directors), which breach continues for 30 days following receipt of written notice given by Employer's Board of Directors specifying the breach and requesting that the Employee correct the same.


          (d) Compensation Upon Termination. Except as provided in Sections 8(a) and 8(b), Employee shall receive compensation upon termination as follows: in the event that Employer terminates Employee's Employment under this Agreement other than for cause as provided in Section 8(c), Employee shall be entitled to receive the full amount of his salary and benefits provided for in Section 6 for the remaining term of this Agreement, and any stock options or shares under stock bonus programs held by Employee shall become and remain exercisable or vested for the period as set forth in the agreement governing such options or bonus programs.


         (e)      Termination by Employee.

                           (i) If Employee shall voluntarily resign from
                  employment by Employer prior to the expiration of this Agreement, any compensation payable to Employee under Section 4 shall be prorated through the date of termination.

                           (ii) If the Board of Directors or any designee
                  thereof prohibits Employee from issuing press releases, making public filings, or prosecuting the business plan outlined in the Employer's registration statement of Form S-1 that Employee reasonably believes to be required under federal or state law and if Employee has received advice of counsel engaged by him confirming his belief, then Employee shall have the right to terminate this Agreement. Upon such termination, Employer shall pay to Employee the compensation payable to Employee under Section 4 and shall provide the Employee the benefits required under Section 6, for a period one year from the date of termination. Employer shall pay the amount prescribed in this sub-paragraph (ii) in cash on the date of termination.

9. Exclusivity. Employee shall devote his best efforts to the performance of his duties under this Agreement. Employee agrees that all information which he obtains in the course of his employment is the property of Employer and agrees that he will not discuss any such information or use any such information for the benefit of himself or any person or entity other than Employer at any time during or after his employment. During the period of five (5) years after termination of employment of Employee hereunder, Employee agrees that he will not engage in employment or business activities which are reasonably deemed to be competitive to Employer and its business. The foregoing restriction shall not apply if Employer elects to terminate this Agreement without cause and Employee elects not to receive any further cash compensation as provided under the terms of this Agreement. The parties hereto, recognizing that irreparable injury will result to Employer, its business and property in the event of a breach of this Agreement by Employee, and that employment is based primarily upon this Agreement, it is agreed that in such event Employer shall be entitled, in addition to any other remedies and damages available, to an injunction to restrain the violation thereof by Employee, his partners, agents, servants, employers, and Employees, and all persons acting for or with him. The Employee represents and admits that in the event of the termination of his employment for any cause whatsoever, his experiences and capabilities are such that he can obtain employment in business engaged in other lines and/or of a different nature, and that the enforcement of a remedy by way of injunction will not prevent him from earning a livelihood.


10. Representation by the Employee.

         The Employee hereby represents and warrants to Employer that the execution of this Agreement and the performance of his duties and obligations hereunder will not breach or be in conflict with any other agreement to which he is a party or by which he is bound and that he is not now subject to any covenant against competition or similar covenant that would affect the performance of his duties hereunder.

11.      No Assignment.

         This Agreement is personal and shall in no way be subject to assignment, except by Employer incident to the sale of all or substantially all of its business (whether by asset sale, stock sale or merger). Any attempt by one party to assign this Agreement in any other circumstances without the prior written consent of the other party shall be null and void.

12.      Loan.


         Concurrent with the consummation of the IPO, Employer shall loan to Employee Six Hundred Thousand Dollars ($600,000) to be repaid in eight equal annual installments with interest accruing at the applicable federal rate ("AFR") as published by the Internal Revenue Service on the date of the loan. The loan shall be unsecured but Employer shall have the right to set-off any payments otherwise due Employee against due but not yet made payments of Employee under the loan. The loan may be prepaid by Employee at any time and in any amount without penalty.


13.      Enforceability.

         If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a duly authorized court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

14.       Notices.

         All notices and other communications required or permitted to be given hereunder shall be given by delivering the same in hand or by mailing the same by certified or registered mail, return receipt requested, postage prepaid, as follows:

if to Employer, to:                 The PRIMA Group International, Inc.
                                    447 S. Sharon Amity Road, Ste. 250
                                    Charlotte, North Carolina 28211

if to the Employee, to:             Mr. James R. Currier, Sr.
                                    1301 Meadowood Lane
                                    Charlotte, North Carolina 28211

(or to such other address as either party shall have furnished to the other by like notice).

A notice shall be effective as of the date of such delivery or mailing, as the case may be.

15.      Entire Agreement.

         This Agreement constitutes the only agreement and understanding between Employer and the Employee in relation to the subject of the Employee's employment by Employer; and there are no promises, representations, conditions, provisions or terms related thereto other than those set forth herein. This Agreement supersedes all previous understandings, agreements and representations, written or oral, between Employer and the Employee regarding the Employee's employment by Employer.

16.      Governing Law.

         This contract shall be construed under and be governed in all respects by the internal laws, and not the laws pertaining to choice or conflicts of laws, of the State of North Carolina.

17.      Waiver; Amendment.

         No waiver in any instance by either party of any provision of this Agreement shall be deemed a waiver by such party of such provision in any other instance or a waiver of any other provision hereunder in any instance. This Agreement cannot be amended, supplemented or otherwise modified except in a writing signed by Employer, and by the Employee (so long as he shall be employed by Employer).

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                     The PRIMA Group International, Inc.

                                     By:_______________________________
                                     Name:_____________________________
                                     Title:____________________________



(SEAL)                               __________________________________
                                     James R. Currier, Sr.